Gencarelli Group
209 Pennsylvania Avenue, SE
Washington, D.C. 20003
(202)543-6972

December 29, 2006

Eugene Seymour, MD
Chief Executive Officer
Nanoviricides, Inc.
135 Wood Street, Suite 205
West Haven, Connecticut 06516

Re: Nanoviricides, Inc. Collaboration with U.S. Military and Civilian Research Agencies and International Health Agencies, 2006-2007

Dear Dr. Seymour:

I am writing to establish a record of work done in recent months to put in place formal collaborative arrangements between Nanoviricides, Inc. and U.S. Federal research agencies.

U.S. Military—Walter Reed Army Institute for Research (WRAIR)

In June of 2006 Nanoviricides, Inc. began discussions with Colonel Julia Lynch, Chief, Infectious Diseases, WRAIR, about possible common interests and goals in the area of anti-viral treatment research. This meeting led to technical discussions in September wherein Colonel Joseph Robert Putnak, Ph.D., Director, Division of Virus Diseases, WRAIR, initiated dialogue with Nanoviricides, Inc. about a Cooperative Research and Development Agreement (CRADA) designed to test the effectiveness of the Nanoviricides, Inc. anti-viral approach against three diseases of interest at WRAIR, namely Dengue Fever, West Nile Virus and Japanese Equine Encephalitis (JEE).

As of December 22, 2006, Nanoviricides, Inc. officials have submitted required information for formalization of the CRADA and await sign-off by WRAIR officials so that work can begin within 45-60 days. This work will initially test a combination of the Nanoviricides, Inc. polymer and targeting antibody fragments derived from the specified diseases against the three diseases themselves in an in vitro setting. When these in vitro tests show adequate effectiveness, it is WRAIR’s intention to continue testing with this combination in primates where Dengue fever will be the primary focus. Nanoviricides, Inc. can reasonably expects both of these experimental tracks to move forward during the 2007 calendar year.

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United States National Institute for Allergies and Infectious Disease (US-NIAID)

Nanoviricides, Inc. began discussions in September of this year with Dr. Roland Levandowski Chief, Influenza, SARS, and Other Viral Respiratory Diseases Section Division of Microbiology and Infectious Diseases NIAID/NIH/DHH, and program manager Heather Greenstone about participating in NIAID’s Small business testing and evaluation program which provides no-cost testing of novel immunotherapeutic treatment and vaccines against diseases considered priorities for the Institute. Nanoviricides, Inc. and NIAID are now in the process of finalizing paperwork for bioassay (in vitro) testing to be done against HIV (AIDS), Influenzas, H5N1, SARS, and Herpes over the next few months. Assuming adequate effectiveness is shown in the in vitro testing, the goal will be to move on to animal studies on the same diseases. Actual experimentation will be done by NIAID contractor Utah State with all costs (other than production of Nanoviricides, Inc. materials) borne by NIAID. NIAID has indicated that if there are no unforeseen delays, both bioassay and animal studies could begin before the end of calendar year 2007.

Also in 2006, Nanoviricides, Inc. has spent time exploring possible collaboration opportunities with foreign research institutes under the auspices of the Pan American Health Organization and the World Health Organization. The company has met on numerous occasions with Dr. John Ehrenberg of PAHO, well known for his efforts to bring novel pharmaceutical solutions to populations in underdeveloped countries where “orphan” or “neglected” disease take an inordinate toll on indigenous peoples. One of his most important contributions has been arrangement of collaborations with the pharmaceutical industry which have significantly reduced river blindness sickness in Africa. With Dr. Ehrenberg’s encouragement, Nanoviricides, Inc. has met with Dr. Robert Ridley, Executive Director, Tropical Disease Research Institute of the WHO, in Washington, DC and later in Geneva, Switzerland to identify target diseases and research institutes in South and Central America which that may be potential collaborators. This work is expected to produce commercial and humanitarian opportunities relating to diseases common to this region of the world.

I hope this summary adequately explains the state of play between Nanoviricides, Inc. and two key government collaborators. Gencarelli Group stands ready to answer detailed questions on these projects.

Dave Gencarelli, Gencarelli Group
202-256-6191